SCHOONER FUND/(R)/

                            OFFICER'S CERTIFICATE
           ISSUED REGARDING THE FISCAL YEAR ENDED DECEMBER 31, 1996

     The undersigned officer of Schooner Fund/(R)/ (the "Company"), in connection with the opinion to be rendered by Paul, Hastings, Janofsky & Walker as required by Rule 24f-2(b)(1) promulgated under the Investment Company Act of 1940, as amended, in connection with the Company's filing of a Rule 24f-2 Notice with the Securities and Exchange Commission, hereby certifies to Paul, Hastings, Janofsky & Walker that:

     1. The undersigned is the Secretary/Treasurer of the Company and is authorized to execute this certificate on behalf of the company;

     2. The undersigned has furnished you with a true and complete copy of the Company's Declaration of Trust, and all amendments thereto, and such Declaration of Trust has been in effect throughout the Company's fiscal year ended December 31, 1996 (the "Fiscal Year");

     3. The undersigned has furnished you with a true and complete copy of the Company's By-laws, and all amendments thereto, and such By-laws have been in effect throughout the Fiscal Year;

     4. The resolutions adopted by the Board of Trustees of the Company authorizing the issuance of an indefinite number of shares of the Company's shares of beneficial interest remain in full force and effect;

     5. A total of 35,292 shares of the Company's shares of beneficial interest (the "Shares") were sold by the Company during the Fiscal Year, all of which were sold in reliance upon Rule 24f-2 and in accordance with the requirements of the Company's Form N-1A Registration Statement filed under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, as that Registration Statement was amended and in effect throughout the Fiscal Year;

     6. The total number of Shares issued and sold during the Fiscal Year is correctly reflected in the Company's Rule 24f-2 Notice for the Fiscal Year;

     7. All sales of the Company's Shares effected during the period were sold at the public offering price described in the Company's then-current Prospectus, such sales were made for cash equal in amount to the net asset value of such Shares on the dates they were issued, and such cash was actually received by the Company; and

     8. At no time during the Fiscal Year was the right of Company shareholders to redeem their shares suspended.


                                            /s/
                                            Michael Kromm
                                            Secretary/Treasurer
                                            Schooner Fund/(R)/

Dated: February 25, 1997